Exhibit 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT CHARTERED ACCOUNTANTS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of JDS Uniphase Corporation for the registration of 95,458 shares of its common stock and to the incorporation by reference therein of our report dated July 5, 1999 with respect to the consolidated financial statements of JDS FITEL Inc. contained in JDS Uniphase's Report on Form 8-K/A dated November 4, 1999 for the year ended May 31, 1999, filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Ottawa, Canada
January 5, 2000